Exhibit 99.1

Mailing: Post Office Box 2853 · Charlottesville, Virginia 22902-2853 Deliveries: 404 People Place · Charlottesville, Virginia 22911-3580 Phone: 877.817.8621 · Fax: 434.817.8624 Website: www.vnb.com

Investor Update
April 6, 2017

Dear Fellow Shareholders:

On behalf of the Board of Directors and the management team of Virginia National Bankshares Corporation (the Company), I am pleased to provide our view of the banking industry and regulatory environment, along with an update on our performance for the year ended December 31, 2016.

The banking environment continues to change. Bank mergers and acquisitions are occurring at a rapid pace, and there has been only one new banking charter in the past three years. As reported by the FDIC, there have been 830 mergers since the end of 2013. Between these mergers and bank failures, the total number of banks was reduced from 6,821 to 5,922 by the end of 2016. The expectations of potential regulatory relief and a lower corporate tax rate have not slowed this activity. Simultaneously, banks are continuing to close a significant number of underutilized branches, and many banks are opting for smaller locations and shedding larger offices that can no longer be supported. Additionally, the loan environment remains very competitive, as banks continue to bid for a finite number of quality loans. Despite several rate increases, some banks are still offering long-term, fixed-rate products. Community banks that do not evolve with the changing environment will likely see their Return on Average Assets (ROAA) remain stagnant or decline. So how did our Company do in this challenging environment?

Virginia National Bank (the Bank) surpassed its goal established in 2014 of a 1% ROAA, finishing 2016 at 1.07%. Based on the Bank’s strong performance, the consolidated holding company also exceeded a 1% ROAA, one year ahead of our expectations. This strategic initiative was accomplished by continuing to streamline processes within departments through the implementation of technology solutions. Through attrition, we reduced headcount by 9.6% in 2016, from 94 to 85. Decreased expenses associated with foreclosed properties, FDIC deposit insurance assessments, and marketing also contributed to the overall decline in non-interest expense of $1.1 million. In late 2016, we renegotiated our core provider contract, which is expected to reduce annual technology costs by at least $100 thousand in 2017.

We experienced a solid year of net organic loan growth totaling $36 million, which was supplemented with the purchase of a $25 million privately-insured student loan package and $5.6 million of the government guaranteed portion of USDA and SBA loans. These purchases, together with our existing Shared National Credit and student loan portfolios, increased our non-organic loan balances to $82 million at year-end. This non-organic mix of loans consisted primarily of variable rate loans, which will increase earnings in a rising rate environment. In 2016, we also remained competitive in our markets, grew our deposits, upheld our superior asset quality, and maintained our low cost of funds. Our strategy was, and is, not dependent on the Federal Reserve’s monetary policy. While excited with the Bank’s record earnings in 2016, we are looking forward to an even better 2017.

VNBTrust, which operates under the trade name VNB Wealth Management, completed the purchase of a book of business in 2016, with a steady fixed-fee revenue stream and higher average profitability per client. Secondly, headcount was reduced, thereby lowering non-interest expense. These actions set the stage for further improvement in net income as we explore ways to restructure some segments of the Wealth Management group to improve profitability.

Investor Update
April 6, 2017

Comparative Earnings Data

The Company’s earnings improved 84%, from $3.1 million in 2015 to $5.7 million in 2016. Contributing to this significant growth were the following: 1) net interest income rose $2.0 million, primarily due to the increase in rate and volume of our student loan portfolio and elevated average balances within our real estate loan portfolio; 2) non-interest expense decreased $1.1 million, due to decreases in headcount, related employee benefits and guaranteed bonuses; and 3) non-interest income increased $612 thousand, due to growth in brokerage and advisory income, trust income and gains on sales of securities. These favorable variances were offset by an additional $1.4 million in provision for income taxes.

As previously discussed, the Bank reached a 1.07% ROAA; the Company also surpassed its goal of 1% ROAA, achieving a level of 1.02% for 2016. Our return on average equity (ROAE) also reached a record level of 9.86% for the period. The Bank’s strong earnings of $5.7 million for the calendar year 2016 was the primary driver of this increase in ROAE, as average equity balances remained comparable between 2015 and 2016, due to the timing of earnings and dividend payments.

Net Interest Income, Margins and Yields – Bank Only

In 2016, we were able to elevate our net interest margin to a level that we had not realized in over four years, due to increased loan yield and continued low cost of funds. We realized a net interest margin of 3.49%, 30 basis points higher than 2015. Our average loan yield of 4.13% for 2016 was an eight basis point increase over the loan yield realized in 2015 of 4.05%. The purchase of a third student loan portfolio in late 2016 will contribute to improved loan yield in 2017. Our average portfolio of consumer loans increased $35 million to $63 million, with an average yield of 4.42% in 2016 compared to 3.65% in 2015. We were able to maintain our low cost of funding, averaging only 19 basis points for 2016 compared to 20 basis points in 2015.

With the rate hikes in December 2016 and March 2017, along with any future rate hikes that may occur during the year, we anticipate that the Bank’s net interest margin will continue to improve. Approximately 37% of our loan portfolio re-prices within six months of a rate increase, which will positively impact net interest income.

Investor Update
April 6, 2017

Operational Efficiency

One of the key ratios we closely monitor is the efficiency ratio, which measures the cost to produce one dollar of revenue. We compute the efficiency ratio by dividing non-interest expense by the sum of fully-taxable equivalent net interest income and non-interest income. A lower ratio is an indicator of improved operational efficiency.

We have seen a positive trend over the last three years in our efficiency ratio, due to our improved asset mix from the loan growth experienced in the last two years and cost containment and reduction strategies to control expenses. This combination should continue to support a low efficiency ratio in 2017.

Balance Sheet

The Company continued meaningful growth rates in all categories in these charts. Building on our decision in 2014 to supplement organic loan growth and enhance earnings, we continued to diversify our loan portfolio by purchasing additional privately-insured student loans and the government guaranteed portion of USDA and SBA loans. Non-organic loan balances increased to $82 million, or 17% of the total loan portfolio as of December 31, 2016, compared to $59 million, or 14% as of December 31, 2015. We continued our success of self-funding, increasing deposits to $525 million, or 7.9%, while maintaining a low cost of funds of 19 basis points for 2016.

Investor Update
April 6, 2017

Credit Quality

While we experienced significant growth in our loan portfolio in 2016, credit quality remained strong. During 2016, loan charge-offs totaled only $37,109 and were outpaced by $47,426 of recoveries of previously charged-off loans, leaving us with net recoveries for the year. The ratio of the allowance for loan losses to total loans has steadily declined as we ended 2016 at .77%, down from .84% at the end of 2015. Our consistently low level of nonperforming loans is reflective of our disciplined approach to underwriting, which is a core value. As we continue to grow, we will adhere to the same superior credit quality metrics that have served the Bank so well since inception.

VNB Wealth Management

VNB Wealth Management has several sources of revenue:
●	Management and trust fees – Derived from its Assets Under Management (AUM)
●	Incentive income – Based on the investment returns generated on its performance-based AUM
●	Royalty and revenue sharing arrangement on both fixed and incentive fees
●	Brokerage and advisory revenue from the investment services group

As you can see from the chart, there was an uptick in AUM over the last year. This chart does not include assets managed by the investment services group, which totaled $62 million at the end of 2016. We executed our plan to reduce expenses and increase fixed-fee recurring revenue, resulting in an increase of $699 thousand in year-over-year net income. The stage is set for 2017, when additional restructuring will occur, with the goal of further reducing expenses and increasing AUM.

Investor Update
April 6, 2017

Community Support

The Company continues to be an active corporate citizen in the communities we serve. We support numerous non-profit organizations through monetary donations, and the Company promotes a culture of employee volunteerism, by providing time off for charitable activities and active participation on many local nonprofit boards. We receive significant opportunities from organizations and their supporters who recognize their dollars are reinvested in their communities. Supporting community initiatives in education, health, and other activities that improve the quality of life for people in need will continue to be a priority for us.

Conclusion

The top challenges and opportunities for the Company in 2017 are as follows:

●	VNB Wealth Management – Focus on the final restructuring of this division and continue adding new clients and profitable AUM.

●	Loan Growth – Continue to attract the highest quality loans and proactively anticipate market demands.

●

Cost of Funds – Manage our cost of funds in a rising rate environment. While rate increases are great for loan revenue, it will have an adverse effect on the deposit side. We will watch this carefully as many customers will expect a better return on their deposits, which will increase our interest expense and raise our cost of funds.

The Company has an unwavering commitment to delivering long term value to our shareholders. We will continue to seek out opportunities to reduce expenses, embrace technology, and create new ways to generate earnings. Our progress in 2016 demonstrates we are dedicated to these actions, and I am confident in our ability to thrive and prosper for years to come.

Your confidence and support are sincerely appreciated. Should you have any questions, please do not hesitate to call me at 434.817.8649.

Sincerely,

Glenn W. Rust
President & CEO

Forward-Looking Statements; Other Information: Statements in this letter which express or imply a view about the objectives and future performance of the Virginia National Bankshares Corporation are “forward-looking statements.” Such statements are often characterized by use of qualified words such as “expect,” “believe,” “estimate,” “project,” “anticipate,” “intend,” “will,” “should,” or words of similar meaning or other statements concerning the opinions or judgment of the Company and its management about future events. While Company management believes such statements to be reasonable, future events and predictions are subject to circumstances that are not within the control of the Company and its management, and actual events in the future may be substantially different from those expressed in this letter. The Company’s past results are not necessarily indicative of future performance. Factors that could cause future performance to differ from past performance or anticipated performance could include, but are not limited to, changes in national and local economies, employment or market conditions; changes in interest rates, deposits, loan demand and asset quality; competition; changes in banking regulations and accounting principles or guidelines; and performance of assets under management. These statements speak only as of the date made, and the Company does not undertake to update them to reflect changes or events that may occur later. Information based on other sources is believed by management of the Company to be reliable, but has not been independently verified. For more information about the Company’s 2016 performance, please refer to the Company’s audited consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission on March 27, 2017.

VIRGINIA NATIONAL BANKSHARES CORPORATION EXECUTIVE OFFICERS

Glenn W. Rust	Tara Y. Harrison
President & Chief Executive Officer	Chief Financial Officer & Executive Vice President

Virginia R. Bayes	Donna G. Shewmake
Chief Credit Officer & Executive Vice President	General Counsel, Executive Vice President & Corporate Secretary

VIRGINIA NATIONAL BANK EXECUTIVE TEAM

Glenn W. Rust
President & Chief Executive Officer

Virginia R. Bayes
Chief Credit Officer & Executive Vice President

Arthur H. Bryant, Jr.
Market President & Executive Vice President
       Winchester and Orange

Tara Y. Harrison
Chief Financial Officer & Executive Vice President

Linda W. Hitchings
Senior Lending Officer & Executive Vice President

Jennifer H. Matheny
Chief Operations and Retail Banking Officer
       & Executive Vice President

Mark A. Meulenberg
Chief Investment Officer & Executive Vice President
       VNB Wealth Management

Larry K. Pitchford
Human Resources Director & Executive Vice President

Donna G. Shewmake
General Counsel & Executive Vice President

Scott C. Waskey
Managing Director & Executive Vice President
       Private Banking and Treasury Management